UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2016 (June 23, 2016)

INFOR, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-183494-06	01-0924667
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

641 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10011

(Address of principal executive offices) (Zip Code)

(646) 336-1700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 27, 2016, Infor (US), Inc. (the “Company”), a wholly owned subsidiary of Infor, Inc. (“Infor”), completed the acquisition of Logicblox-Predictix Holdings, Inc. (“LP Holdings”), a provider of cloud-native, predictive, and machine-learning solutions for retailers, pursuant to an agreement and plan of merger (the “Merger Agreement”), dated as of June 23, 2016, by and among the Company, Infor Retail Holdings, Inc. (“Merger Sub”), LP Holdings and Fortis Advisors LLC, as seller representative. Pursuant to the Merger Agreement, Merger Sub merged with and into LP Holdings, with LP Holdings surviving as a wholly owned subsidiary of the Company (the “Merger”). The total consideration paid in the Merger was approximately $125 million (the “Merger Consideration”). The Merger Consideration is exclusive of the approximately $25 million the Company invested in LP Holdings in exchange for shares of Class B common stock of LP Holdings, pursuant to that previously disclosed stock purchase agreement, dated as of January 18, 2016, by and among LP Holdings, Infor Enterprise Applications, LP and the stockholder parties thereto. The Merger Consideration was fully funded through a new capital contribution made to Infor’s parent company by its current equity holders, investment funds affiliated with Golden Gate Capital and investment funds affiliated with Summit Partners. The Merger was approved by the boards of directors of each of the Company, LP Holdings and Merger Sub. The Merger Agreement also contains customary representations, warranties and covenants by each of the parties thereto.

Concurrently with the execution of the Merger Agreement, the Company, Merger Sub, LP Holdings and certain holders of LP Holdings capital stock (each, an “LP Stockholder”) entered into a stockholder support agreement (the “Stockholder Support Agreement”) containing various covenants, agreements and releases set forth therein, including, but not limited to, (i) the release by such LP Stockholders of all claims relating to the other parties thereto, subject to certain exceptions set forth in the Stockholder Support Agreement and (ii) an agreement by such LP Stockholders to be bound by certain indemnity provisions provided for in the Merger Agreement, including being severally and not jointly liable with respect to the indemnification obligations of such holders.

Concurrently with the execution of the Merger Agreement, the Company and a certain LP Stockholder entered into a restrictive covenant agreement (the “Restrictive Covenant Agreement”) containing various covenants and agreements set forth therein, including, but not limited to, the agreement by such holder (i) to not disclose certain information related to LP Holdings in certain circumstances and (ii) to not solicit employment from employees of Infor in certain circumstances, in each case for a period of three years following the closing of the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement. The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of specific dates, are solely for the benefit of the parties thereto, and may have been qualified by certain disclosures between the parties thereto and a contractual standard of materiality different from those generally applicable to investors, among other limitations. The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Merger Agreement and should not be relied upon as a disclosure of factual information relating to Infor, the Company or LP Holdings. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 2.01. Completion of Acquisition or Disposition of Assets

The description of the acquisition of LP Holdings pursuant to the terms of the Merger Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 8.01. Other Events

On June 28, 2016, Infor issued a press release announcing the completion of the Merger, which is attached as Exhibit 99.1 hereto, and is incorporated into this report by reference.

Item 9.01. Exhibits

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated June 23, 2016, by and among Infor (US), Inc., Infor Retail Holdings, Inc., Logicblox-Predictix Holdings, Inc. and Fortis Advisors LLC, as seller representative.

99.1	Press release issued by Infor, Inc. on June 28, 2016.

*	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The descriptions of the omitted schedules and exhibits are contained within the Agreement and Plan of Merger. The Company hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOR, INC.

Date: June 28, 2016	By:	/s/ Gregory M. Giangiordano
		Name:	Gregory M. Giangiordano
		Title:	President

INDEX TO EXHIBITS

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated June 23, 2016, by and among Infor (US), Inc., Infor Retail Holdings, Inc., Logicblox-Predictix Holdings, Inc. and Fortis Advisors LLC, as seller representative.

99.1	Press release issued by Infor, Inc. on June 28, 2016.

*	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The descriptions of the omitted schedules and exhibits are contained within the Agreement and Plan of Merger. The Company hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.